Exhibit 99.3

Form of

PROMISSORY NOTE

AMOUNT $500,000	July 13, 2018
INTEREST RATE: .5%
TERM: 5 YEARS

For value received, Grow Generation Corp, a Colorado Corporation with offices at 1000 W. Mississippi, Denver CO 80223 through its authorized signatory Darren Lampert (hereinafter referred to as “PAYOR”), hereby agrees to pay Santa Rosa Hydroponics & Grower Supply, Inc. (hereinafter “PAYEE”), the sum of Five Hundred Thousand Dollars ($500,000.00) bearing interest at .5% per annum payable monthly in sixty (60) equal monthly installments commencing September 1, 2018 and continuing on the first day of each month thereafter until paid in full. Full payment of the outstanding principal and accrued interest is due on or before August 1, 2023, said date being the maturity date.

PAYOR may prepay this loan in full at any time without penalty.

At the option of the PAYEE, this note shall become immediately due and payable upon any of the following events of default:

1.	The institution by or against the undersigned of any proceedings under the bankruptcy act or any other law in which the undersigned is alleged to be insolvent or unable to pay the undersigned debts as they mature or the making by the undersigned of an assignment for the benefit of creditors;

2.	PAYOR fails to cure within in ten (10) days of receiving notice from PAYEE that a monthly obligation is ten (10) days overdue.

The PAYOR agrees to pay any and all expenses, including reasonable attorney’s fees, which may be incurred by the PAYEE in the enforcement or protection of his rights in connection with this loan.

The terms, payments and obligations evidenced by this note are subject to the provisions of the laws of the State of Colorado.

No delay or omission on the part of the PAYEE in exercising any right hereunder shall operate as the waiver of such right of the PAYEE, nor shall any delay, omission or waiver of any one occasion be deemed a bar to or waiver of the same or any right on any future occasion.

This note shall be assignable by the PAYEE and may be converted by PAYEE into two separate equal notes payable to each of Rick Barretta and Jason Barretta.

The proceeds of the loan represented by this note may be paid to any one or more of the undersigned. All rights and obligations hereunder shall be governed by the laws of the State of Colorado and this note shall be deemed to be under seal.

Executed under seal this 13th day of July 2018.

Darren Lampert
Authorized Signatory
Grow Generation Corp

Witness: